8-K 1 form8-k.htm


UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2024


       ENTREX CARBON MARKET, INC
FKA/UHF LOGISTICS GROUP, INC.


(Exact Name of Registrant as Specified in Charter)

Nevada
001-363598
84-2099590
(State or Other Jurisdiction
(Commission
(IRS Employer
of Incorporation)
File Number)
Identification No.)

150 East Palmetto Park Rd, Suite 800, Boca Raton Fl 334323
(Address of Principal Executive Offices)


(561) 465-7580
(Registrants Telephone Number, Including Area Code)


    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c)) Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).


       Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to
Section 13(a) of the Exchange Act. [X]






Item 1.01.	Entry into a Material Definitive Agreement.

General

      Entrex Carbon Market, Inc (fka UHF Logistics Group, Inc) is pleased to announce the execution of two Letters of Intents (LOIs) to acquire
various assets of the Carbon Market Exchange.   These LOIs are
anticipated to close pursuant to acceptable due-diligence and associated terms by June 30, 2024.

      The initial Letter of Intent offers to acquire $470 million of anticipated revenue and $250 million of anticipated net income from various carbon offset projects owned by the Carbon Market Exchange. These projects shall be managed by an Entrex Carbon Market wholly
owned NewCo pursuant to terms and conditions of the entity.   Each
project within NewCo will issue four tradable securities:   Project
Equity, Project Junior Debt, Project Senior Debt and Project Product being Entrex s institutionalized compliance-grade carbon offsets. Profits from the various projects accepted into NewCo shall be distributed pursuant to individual terms of each project.

      Each compliant project, which meets associated terms and conditions, is expected to receive 10% equity from the Entrex Carbon Revenue Index fund along with 15% Junior Equity for the project. Using this capital structure would provide projects a Senior lender 75% of the project cost with a priority lien offering a 3-1 leverage ratio.

      The second Letter of Intent offers to acquire, pending due-diligence and associated terms, a series of Crypto products which could offers a second distribution methodology away from Entrex s traditional DTCC settlement trading methodologies. This LOI also is anticipated to close 06/30/2024.

      Further information on the structure of NewCo and Crypto
trading methodologies shall be forthcoming.   Additional information
may be available via OTCIQ once FINRA approves the name and symbol changed anticipated before the end of May 2024.

SIGNATURE

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2024

UHF LOGISTICS GROUP, INC

By:	  /s/ Stephen H. Watkins
Name:  Stephen H. Watkins
 Title:  Chief Executive Officer